Filed Pursuant to Rule 424(b)(3)

Registration No. 333-122086

Prospectus Supplement No. 4

To Prospectus Dated February 8, 2005

$120,000,000

3.75% Convertible Senior Notes due 2011

and

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in the prospectus dated February 8, 2005, covering the resales from time to time by selling securityholders of our 3.75% Convertible Senior Notes due 2011, or the notes, and shares of our common stock issuable upon conversion of the notes.  You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.  The terms of the notes are set forth in the prospectus.

See “Risk Factors” beginning on page 7 of the prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The information in the table appearing under the caption “Selling Securityholders” beginning on page 51 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or a supplement thereto, and by superceding the information with respect to persons previously listed in the prospectus or a supplement thereto that are listed below:

Name	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding (7)	Number of Shares of Common Stock Offered
Hotel Union & Hotel Industry of Hawaii
Pension Plan Master Trust	$60,000	*	787
HFR CA Opportunity Mst. Trst.	387,000	*	5,076
Lyxor Convertible Arb. Fund	706,000	*	9,261
Tugar Capital, L.P.	10,500,000	13.26%	137,741
Vicis Capital Master Fund	3,000,000	3.79%	39,354

(7)          There was $79.2 million in aggregate principal amount of notes outstanding as of the date of this prospectus supplement.

To our knowledge, except as set forth above, none of the selling securityholders listed above has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The date of this prospectus supplement is December 28, 2005.